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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                 AMENDMENT NO. 1

                                       TO

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          Urban Shopping Centers, Inc.
                          ----------------------------
                                (NAME OF ISSUER)


                                  Common Stock
                                  ------------
                         (TITLE OF CLASS OF SECURITIES)


                                    917060105
                                    ---------
                                 (CUSIP NUMBER)


                               September 26, 2000
               --------------------------------------------------
              (DATE OF EVENT WHICH REQUIRES FILING THIS STATEMENT)

--------------------------------------------------------------------------------


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

/ /   RULE 13d-1(b)

/X/   RULE 13d-1(c)

/ /   RULE 13d-1(d)


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CUSIP NO. 917060105              SCHEDULE 13G        PAGE 2 OF 6 PAGES
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ITEM 1.

      (a)   Name of Issuer

            Urban Shopping Centers, Inc.

      (b)   Address of Issuer's Principal Executive Offices

            900 North Michigan Avenue, Suite 1500
            Chicago, IL  60611

ITEM 2.

      (a)   Name of Person Filing

            Stichting Pensioenfonds voor de Gezondheid, Geestelijke en
               Maatschappelijke Belangen

      (b) Address of Principal Business Office or, if none, Residence

            P.O. Box 4001
            3700 KA Zeist
            The Netherlands


      (c)   Citizenship

            The Netherlands


      (d)   Title of Class of Securities

            Common Stock, $.01 par value per share

      (e)   CUSIP Number

            917060105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a)   / /   Broker or Dealer registered under Section 15 of the Act
      (b)   / /   Bank as defined in Section 3(a)(6) of the Act
      (c)   / /   Insurance Company as defined in Section 3(a)(19) of the Act
      (d)   / /   Investment Company registered under Section 8 of the
                  Investment Company Act
      (e)   / /   Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940

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CUSIP NO. 917060105              SCHEDULE 13G        PAGE 3 OF 6 PAGES
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      (f)   / /   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
      (g)   / /   Parent Holding Company, in accordance with
                  Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h)   / /   A savings association as defined in section 3(b) of the
                  Federal Deposit Insurance Act
      (i)   / /   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940
      (j)   / /   Group, in accordance with Section 240.13d-1(b)-1(ii)(J)


ITEM 4.     OWNERSHIP

            Not applicable.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            None

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            Not applicable.



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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



Dated: October 4, 2000


                                    Stichting Pensioenfonds voor de Gezondheid,
                                    Geestelijke en Maatschappelijke Belangen


                                    By:   /s/ Jan H.W.R. van der Vlist
                                          -----------------------------
                                          Name:  Jan H.W.R. van der Vlist
                                          Title: Director Real Estate